EXHIBIT 99.2

CONTACT:

C. Chris Apple

AMX Corporation

800.222.0193

chris.apple@amx.com

AMX Increases Earnings in Fiscal Third Quarter on 24% Revenue Growth

RICHARDSON, TX – January 27, 2005 - AMX Corporation (Nasdaq: AMXC), a worldwide leader in advanced control system technology, today reported increased earnings per share for the fiscal third quarter 2005 on 24 percent revenue growth. AMX reported net income of $4.8 million on revenues of $26.5 million for the quarter ended December 31, 2004, compared to net income of $1.4 million on revenues of $21.4 million in the year ago quarter.

In addition to strong operating performance, net income and diluted earnings per share for the fiscal third quarter 2005 included a one-time net tax benefit of $1.3 million resulting from a reversal of the Company’s valuation allowance on its net deferred tax assets. Diluted earnings per share was $0.37 for the fiscal third quarter 2005 compared to $0.12 in the year ago quarter. Assuming a tax rate comparable with the year ago quarter, the Company would have reported earnings of $0.26 per diluted share for the quarter ended December 31, 2004, an increase of 117 percent over the year ago quarter. Income before taxes was $3.4 million for the fiscal third quarter 2005, up $2.0 million, or 133%, from $1.5 million in the year ago quarter.

Total revenues of $26.5 million were up 24 percent from $21.4 million in the year ago quarter. Commercial revenue of $23.0 million, which represents approximately 87 percent of total revenue and includes both domestic and international sales, was up 26 percent from $18.3 million in the year ago quarter – up 20 percent domestically and 34 percent internationally. Residential revenue of $3.5 million increased 13 percent from $3.1 million in the year ago quarter.

“Our focus on customers, products and solutions and our execution of strategic initiatives continue to produce solid earnings results for AMX,” said Bob Carroll, AMX President and CEO. “We are pleased to report strong growth in consolidated commercial revenue, which increased 26 percent this quarter. New products targeted toward the commercial sector have contributed to this growth, combined with the successful implementation of sales and marketing initiatives. We have deployed more sales resources, increased channel communications and created solution-based selling programs to enhance our financial success and marketplace position.”

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“The Company is pleased to report its thirteenth consecutive quarter of profitability and strong operating cash flow,” said Carroll. “Revenue growth and strong margins continue to be a significant factor in our ability to improve the profitability of our operations. Gross margins were 56.8 percent in the current quarter, up from 53.1 percent in the year ago quarter, due primarily to strong margins on new products and the continuing benefit of our manufacturing outsourcing strategy. A solid financial position enables AMX to deliver on strategies that benefit our customers, as well as our leadership and competitive positions.”

In prior periods, the Company had recognized minimal income tax expense as it had been utilizing net operating loss carry-forwards to offset current income, and the Company’s deferred tax assets had been fully reserved in fiscal 2001 and 2002 due to concerns regarding the recoverability of the deferred tax assets. In the current quarter, the Company concluded it was more likely than not that its deferred tax assets would be recoverable and recorded a one-time benefit to reverse its valuation allowance against these deferred tax assets. On a go-forward basis, the Company expects its effective tax rate to be closer to the normal statutory rate.

For the three months ended December 31, 2004:

•	Income per diluted share was $0.37 compared to income per diluted share of $0.12 for the year ago quarter. Assuming a tax rate comparable with the year ago quarter, income per diluted share for the quarter ended December 31, 2004 would have been $0.26 per diluted share.

•	Revenues were $26.5 million compared to $21.4 million for the year ago quarter.

•	Gross margins were 56.8 percent compared to 53.1 percent for the year ago quarter.

•	Operating expenses were $11.9 million compared to $10.1 million for the year ago quarter.

•	Operating income was $3.2 million as compared to operating income of $1.3 million in the year ago quarter.

•	Income before taxes was $3.4 million compared to $1.5 million for the year ago quarter.

For the nine months ended December 31, 2004:

•	Income per diluted share was $0.99 compared to income per diluted share of $0.34 for the year ago period. Assuming a tax rate comparable with the year ago period, income per diluted share for the nine-months ended December 31, 2004 would have been $0.89 per diluted share.

•	Revenues were $79.3 million compared to $63.0 million for the year ago period.

•	Gross margins were 56.7 percent compared to 53.4 percent in the year ago period.

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•	Operating expenses were $33.3 million compared to $29.7 million in the year ago period.

•	Operating income was $11.6 million as compared to operating income of $3.9 million in the year ago period.

•	Income before taxes was $11.9 million compared to $4.2 million for the year ago period.

Webcast

In conjunction with AMX’s third quarter earnings announcement, you are invited to listen to the conference call that will be broadcast live over the Internet on January 27, 2005 at 10:00 a.m. CST, 11:00 a.m. EST. Simply log on to http://www.amx.com / and click on “Investors”. Also, you can dial by telephone at 800-362-0571, password “AMX”. The replay dial-in number is 888-274-8335, password “AMX”.

About AMX Corporation

Founded in 1982, AMX Corporation (Nasdaq: AMXC) is a worldwide leader in advanced control and automation technology for commercial and residential markets. AMX products enable users to centrally manage and control a variety of audio/video, environmental and communications technologies. Customers also leverage the company’s advanced hardware and software platforms to store and distribute digital content, as well as to manage a selection of resources and services. By centralizing the management and control of these devices, AMX customers experience simplicity, efficiency and productivity in any environment. AMX delivers these benefits by working with leading manufacturers, dealers and distributors to integrate its products into vertical market installations around the world. It’s your world. Take control.™ For more information about AMX, visit www.amx.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, our strategic alliances; the ability to develop distribution channels for new products; our dependence on suppliers, dealers and distributors; reliance on the functionality of systems or equipment, whether our own systems and equipment or those of our customers, dealers, distributors, or manufacturers; domestic and international economic conditions; the financial condition of our key customers and suppliers; the complexity of new products; ongoing research and development; our reliance on third party manufacturers; the ability to realize operating efficiencies; dependence on key personnel; the lack of an industry standard; reliance on others for technology; our ability to protect our intellectual property; the quick product life cycle; the resources necessary to compete; the possible effect of government regulations; possible liability for copyright violations on the Internet with the use of our products and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein are necessarily dependent upon assumptions, estimates and data that may be incorrect or imprecise. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements contained herein include, but are not limited to, forecasts, projections and statements relating to product development and acceptance, inflation, future acquisitions and anticipated capital expenditures. All forecasts and projections in the report are based on management’s current expectations of the Company’s near term results, based on current information available pertaining to the Company, including the aforementioned risk factors. Actual results could differ materially. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

All trademarks and registered marks are the property of their respective holders.

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AMX CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

	December 31, 2004	March 31, 2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$21,226	$9,382
Receivables, net	13,095	11,191
Inventories	9,929	7,328
Deferred tax assets	2,307	—
Prepaid expenses and other	1,565	1,084

Total current assets	48,122	28,985

Furniture and equipment, at cost, net	5,815	6,995

Deferred tax assets	985	87

Other assets	792	858

Total assets	$55,714	$36,925

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,658	$4,869
Other accrued expenses	7,192	5,747

Total current liabilities	12,850	10,616

Other long-term liabilities	324	268

Shareholders’ equity:
Common stock	127	121
Additional capital	31,084	25,371
Deferred compensation	(2,191)	(105)
Retained earnings	17,988	5,122
Treasury stock	(4,468)	(4,468)

Total shareholders’ equity	42,540	26,041

Total liabilities and shareholders’ equity	$55,714	$36,925

AMX CORPORATION

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended December 31 (Unaudited)		Nine Months Ended December 31 (Unaudited)
	2004	2003	2004	2003
	(see note)		(see note)
Commercial sales	$23,047	$18,285	$67,310	$54,623
Residential sales	3,490	3,091	11,966	8,356

Net sales	26,537	21,376	79,276	62,979

Cost of sales	11,460	10,019	34,330	29,343

Gross profit	15,077	11,357	44,946	33,636

Gross profit percentage	56.8%	53.1%	56.7%	53.4%

Selling and marketing expenses	6,717	5,740	19,166	16,490
Research and development expenses	2,743	2,516	7,919	7,827
General and administrative expenses	2,449	1,824	6,263	5,390

Total operating expenses	11,909	10,080	33,348	29,707

Operating income	3,168	1,277	11,598	3,929
Other income	273	197	335	247

Income before income taxes	3,441	1,474	11,933	4,176

Income tax expense (benefit)	(1,340)	34	(933)	129

Net income	$4,781	$1,440	$12,866	$4,047

Basic income per share	$0.40	$0.13	$1.10	$0.36

Diluted income per share	$0.37	$0.12	$0.99	$0.34

Shares outstanding - basic	11,834	11,371	11,701	11,335

Shares outstanding - diluted	12,899	12,294	12,955	11,994

Note: The results of operations for the three and nine-months ended December 31, 2004 include a one-time net tax benefit of $1.3 million as a result of a reversal of the valuation allowance on the Company’s net deferred tax assets, and as a result of adjustments to the Company’s current federal and state tax provision. On a go-forward basis, the Company expects the effective tax rate to approximate the statutory tax rate.